Exhibit 99.1

Contact:
David C. Dreyer
Chief Financial Officer
Christopher Schwartz
Sr. Director, Investor Relations
866.861.3229

FOR IMMEDIATE RELEASE

AMN HEALTHCARE REPORTS FOURTH QUARTER AND

YEAR END 2005 RESULTS; PROVIDES FULL YEAR 2006 GUIDANCE

SAN DIEGO – (March 8, 2006) – AMN Healthcare Services, Inc. (NYSE: AHS), the nation’s largest healthcare staffing company, today reported results for the fourth quarter and year ended December 31, 2005. Revenue for the fourth quarter of 2005 was $221.4 million, a 40% increase compared to the $158.3 million reported for the fourth quarter of 2004, and a 33% increase compared to the $166.9 million reported for the third quarter of 2005. Net income for the fourth quarter of 2005 was $7.0 million, or $0.21 per diluted share, which included non-operating after-tax charges incurred in connection with the Company’s acquisition of The MHA Group, Inc. (“MHA”) of $0.02 for the write-off of deferred financing costs associated with the acquisition financing and $0.01 for imputed interest expense also related to the acquisition. Excluding these adjustments, fourth quarter 2005 adjusted diluted earnings per share was $0.24. A reconciliation of diluted earnings per share to adjusted diluted earnings per share is attached at the end of this press release.

The increase in revenue and earnings in the fourth quarter of 2005 as compared to the same quarter in the prior year and the preceding quarter reflected improvement in the nurse and allied staffing businesses as well as contributions from MHA since the acquisition on November 2, 2005. Revenue for the twelve months ended December 31, 2005 was $705.8 million, as compared to $629.0 million for 2004. Net income for the year ended December 31, 2005 was $22.2 million, or $0.69 per diluted share, up 28% from $17.3 million or $0.55 per diluted share for 2004. Excluding the $0.02 charge for the write-off of deferred financing costs and the $0.01 charge for imputed interest expense, full year adjusted diluted earnings per share was $0.72.

“2005 represented a critical and positive turning point for AMN Healthcare,” said Susan R. Nowakowski, President and Chief Executive Officer. “Our nurse and allied staffing businesses experienced modest annual revenue growth after two years of contraction and stabilization. Through diligent management of expenses and gross margin expansion, our team was able to convert this modest revenue growth into even greater diluted earnings per share growth.

“During the year, AMN continued to invest in the future and launched its newest brand, NurseChoice InDemand, in order to provide a premium quick response solution for hospitals with urgent nurse staffing needs. The company also took a significant step in fulfilling its long-term strategy by negotiating and completing the acquisition of The MHA Group, one of the nation’s leading physician staffing companies,” added Nowakowski.

Gross profit for the fourth quarter of 2005 was $57.8 million, representing a 26.1% gross margin, up from the $36.9 million, or 23.3% gross margin, reported in the fourth quarter of 2004, and the $39.5 million, or 23.7% gross margin, reported in the third quarter of 2005. The increases were due largely to the addition of the higher margin physician staffing business as a result of the MHA acquisition and also to a widening of bill to pay spread in the company’s nurse staffing business.

Selling, general and administrative (“SG&A”) expenses for the fourth quarter of 2005 were $39.1 million, compared to $26.4 million in the fourth quarter of 2004, and $25.2 million in the third quarter of 2005, with the increases due mainly to the inclusion of SG&A expenses from MHA. Fourth quarter 2005 SG&A expenses as a percentage of revenue was 17.7%, as compared to 16.7% in the fourth quarter of 2004, and 15.1% in the third quarter of 2005.

Income from operations was $16.5 million for the fourth quarter of 2005, compared to $8.9 million for the fourth quarter of 2004 and $12.9 million for the third quarter of 2005. Income from operations margin for the fourth quarter of 2005 was 7.5%, as compared to 5.6% for the fourth quarter of 2004 and 7.7% for the third quarter of 2005.

Fourth quarter net interest expense was $4.6 million, as compared to $1.8 million in the fourth quarter of 2004 and $1.5 million in the third quarter of 2005. The increase was primarily due to interest expense related to the company’s new $205.0 million term loan used to fund the acquisition of MHA and to repay prior debt, as well as a $1.2 million write-off of deferred financing costs. The company expects to continue paying down debt using the combined excess operating cash flow.

The company generated $15.9 million in cash flow from operations during the fourth quarter of 2005 and, as of December 31, 2005, had $19.1 million in cash and cash equivalents. For the full year 2005, the company generated $44.1 million in cash flow from operations, as compared to $39.0 million in 2004. Total debt outstanding at December 31, 2005 was $205 million. Weighted average diluted shares outstanding during the fourth quarter of 2005 were 33.7 million.

The company also announced that the acquisition earnout provision for MHA was recently finalized at $47.3 million, resulting in a final acquisition purchase price for MHA of $210.0 million, which includes $2.7 million in transaction costs. The earnout is expected to be paid on March 10, 2006 in approximately 75% cash and 25% stock. The cash portion of the earnout will be funded with cash on hand and drawings on the company’s revolving credit facility.

Revenue and Earnings Guidance for First Quarter and Full Year 2006

During 2006, the company expects revenue and earnings growth in all of its business lines. Revenue for the first quarter of 2006 is expected to range from $248 million to $252 million and diluted earnings per share is expected to range from $0.17 to $0.19, which includes estimated charges of $0.02 for stock compensation expense related to the adoption of Statement of Financial Accounting Standards 123R (“FAS 123R”) on January 1, 2006 and $0.01 for imputed interest expense related to the MHA acquisition. Excluding these adjustments, first quarter adjusted diluted earnings per share is expected to range from $0.20 to $0.22, and reflects the impact of two fewer billing days in the quarter as compared to the fourth quarter of 2005. For the full year 2006, management expects AMN Healthcare to become the first healthcare staffing company in the U.S. to generate revenue in excess of one billion dollars, with full year revenue expected to range from $1.025 billion to $1.050 billion. Full year 2006 diluted earnings per share, including estimated stock compensation expense of $0.10 for the adoption of FAS 123R and $0.02 for imputed interest expense, is expected to range from $0.76 to $0.80. Excluding these adjustments, full year 2006 adjusted diluted earnings per share is expected to range from $0.88 to $0.92.

“Looking to 2006, we believe that the healthcare staffing industry is healthy and continuing to grow at a moderate pace. Our 2006 guidance reflects opportunity for continued volume growth and price expansion in our nurse and allied staffing businesses as well as strong growth in our physician staffing business,” said Nowakowski. “During the coming year, we intend to invest in new initiatives to further expand our supply of physician, nurse and allied candidates and maximize sales synergies of our complementary services. At the same time, we intend to seek operational efficiencies from the combined businesses in order to leverage our size and resources,” added Nowakowski.

Company Summary

AMN Healthcare Services, Inc. is the largest temporary healthcare staffing company in the United States. As the leading nationwide provider of travel nurse staffing services and a leading provider of locum tenens (temporary physician staffing) and physician permanent placement services, we recruit physicians, nurses and allied healthcare professionals nationally and internationally and place them on variable lengths of assignments and in permanent positions at acute-care hospitals, physician practice groups and other healthcare facilities throughout the United States.

Conference Call on March 9, 2006

AMN Healthcare Services, Inc.’s fourth quarter and year end 2005 conference call will be held on Thursday, March 9, 2006, at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time). A live webcast of the call can be accessed through AMN Healthcare’s website at www.amnhealthcare.com/investors. Please log in at least 10 minutes prior to the conference call in order to download the applicable audio software. Interested parties may participate live via telephone by dialing (877) 209-0397 in the U.S. or (612) 332-0530 internationally. Following the conclusion of the call, a replay of the webcast will be available at the company’s web site within four hours. Alternatively, a telephonic replay of the call will be available at 4:15 p.m. Eastern Time, and can be accessed until March 23, 2006 at midnight Eastern Time, by calling (800) 475-6701 in the U.S. or (320) 365-3844 internationally, with access code 816952.

From time to time, additional information regarding non-GAAP financial measures may be made available on the company’s website at www.amnhealthcare.com/investors.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The company has tried, whenever possible, to identify these forward-looking statements using words such as “anticipates,” “believes,” “estimates,” “projects,” “expects,” “plans,” “intends” and similar expressions. Similarly, statements herein that describe the company’s business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These risks and uncertainties may include, but are not limited to: the company’s ability to continue to recruit and retain qualified temporary and permanent healthcare professionals at reasonable costs; the company’s ability to attract and retain sales and operational personnel; the company’s ability to enter into contracts with hospitals, healthcare facility clients, affiliated healthcare networks and physician practice groups on terms attractive to the company and to secure orders related to those contracts; the company’s ability to demonstrate the value of its services to its healthcare and facility clients; changes in the timing of hospital, healthcare facility clients’ and physician practice groups’ orders for temporary healthcare professionals; the general level of patient occupancy at the company’s hospital and healthcare facility clients’ facilities; the overall level of demand for services offered by temporary and permanent healthcare staffing providers; the ability of the company’s hospital, healthcare facility and physician practice group clients to retain and increase the productivity of their permanent staff; the variation in pricing of the healthcare facility contracts under which the company places temporary healthcare professionals; the company’s ability to successfully implement its strategic growth, acquisition and integration strategies; the company’s ability to successfully integrate completed acquisitions into its current operations; the company’s ability to manage growth effectively; the company’s ability to leverage its cost structure; the performance of the company’s management information and communication systems; the effect of existing or future government legislation and regulations; the company’s ability to grow and operate its business in compliance with legislation and regulation; the challenge to classification of certain of the company’s healthcare professionals as independent contractors; the impact of medical malpractice and other claims asserted against the company; the disruption or adverse impact to the company’s business as a result of a terrorist attack; the company’s ability to carry out its business strategy and maintain sufficient cash flow and capital structure to support our business; the loss of key officers and management personnel that could adversely affect the company’s ability to remain competitive; the effect of recognition by the company of an impairment to goodwill; and the effect of adjustments by the company to accruals for self-insured retentions. Other factors that could cause actual results to differ from those implied by the forward-looking statements contained in this press release are set forth in the company’s Annual Report on Form 10-K for the year ended December 31, 2004, Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. These statements reflect the company’s current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time. The company does not intend, however, to update the guidance provided today prior to its next earnings release.

Tables Follow:

AMN Healthcare Services, Inc.

Condensed Consolidated Statements of Income

(dollars in thousands, except per share and traveler data)

(unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2005	2004	% Chg	2005	2004	% Chg
Revenue	$221,429	$158,300	39.9%	$705,843	$629,016	12.2%
Cost of revenue	163,623	121,449	34.7%	535,608	484,654	10.5%

Gross profit	57,806	36,851	56.9%	170,235	144,362	17.9%

	26.1%	23.3%		24.1%	23.0%
Expenses:
Selling, general and administrative	39,106	26,420	48.0%	117,184	101,436	15.5%
	17.7%	16.7%		16.6%	16.1%
Non-cash stock-based compensation (1)	21	95	(77.9%)	142	750	(81.1%)
Depreciation and amortization	2,162	1,411	53.2%	6,179	5,837	5.9%

Total expenses	41,289	27,926	47.9%	123,505	108,023	14.3%

Income from operations	16,517	8,925	85.1%	46,730	36,339	28.6%
	7.5%	5.6%		6.6%	5.8%
Interest expense, net	4,567	1,786	155.7%	9,565	8,440	13.3%

Income before income taxes	11,950	7,139	67.4%	37,165	27,899	33.2%
Income tax expense	4,973	2,605	90.9%	14,931	10,553	41.5%

Net income	$6,977	$4,534	53.9%	$22,234	$17,346	28.2%

	3.2%	2.9%		3.1%	2.8%
Basic and diluted net income per common share:
Basic net income per common share	$0.23	$0.16	43.8%	$0.76	$0.61	24.6%

Diluted net income per common share	$0.21	$0.14	50.0%	$0.69	$0.55	25.5%

Weighted average common shares outstanding - basic	30,641	28,344	8.1%	29,130	28,248	3.1%

Weighted average common shares outstanding - diluted	33,744	31,442	7.3%	32,118	31,369	2.4%

Other Financial and Operating Data:
Nurse and Allied Healthcare Staffing

Average travelers on assignment (2)	6,517	6,297	3.5%	6,410	6,225	3.0%

Revenue per traveler per day(3)	$290.93	$273.25	6.5%	$281.59	$276.08	2.0%

Gross profit per traveler per day(3)	$71.14	$63.61	11.8%	$66.28	$63.36	4.6%

Physician Staffing

Days filled (4)	29,570	—	NA	29,570	—	NA

Revenue per day filled(4)	$1,336.62	—	NA	$1,336.62	—	NA

Gross profit per day filled(4)	$357.86		NA	$357.86		NA

New search engagements(5)	360	—	NA	360	—	NA

Adjusted EBITDA (6)	$18,700	$10,431	79.3%	$53,051	$42,926	23.6%

	8.4%	6.6%		7.5%	6.8%

(1)	Non-cash stock-based compensation represents compensation expense related to stock option plans to reflect the difference at the completion of the company’s initial public offering between the fair market value and the exercise price of stock options previously issued to the company’s officers.

(2)	Average travelers on assignment represents the average number of nurse and allied healthcare professionals on assignment during the period presented.

(3)	Revenue per traveler per day and gross profit per traveler per day represent the revenue and gross profit of the company’s nurse and allied healthcare staffing segment divided by average travelers on assignment, divided by the number of days in the period presented.

(4)	Days filled and revenue per day filled are for locum tenens (temporary physician staffing) only. Days filled is calculated by dividing the locum tenens hours filled during the period by 8 hours. Revenue per day filled and gross profit per day filled represent locum tenens revenue and gross profit divided by days filled for the period presented.

(5)	New Search Engagements represent contracts for a permanent physician placement search initiated during the period presented.

(6)	Adjusted EBITDA represents net income plus interest expense (net of investment income), income taxes, depreciation and amortization and non-cash stock-based compensation expense. Management presents adjusted EBITDA because it believes that adjusted EBITDA is a useful supplement to net income as an indicator of operating performance. Management believes that adjusted EBITDA is an industry-wide financial measure that is useful both to management and investors when evaluating the company’s performance and comparing the company’s performance with the performance of competitors. Management also uses adjusted EBITDA for planning purposes. Management uses adjusted EBITDA to evaluate the company’s performance because it believes that adjusted EBITDA more accurately reflects the company’s results, as it excludes certain items, in particular non-cash stock-based compensation charges, that management believes are not indicative of the company’s operating performance. However, adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating or net income as an indicator of operating performance, and it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). As defined, adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. While management believes that some of the items excluded from adjusted EBITDA are not indicative of the company’s operating performance, these items do impact the income statement, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income.

AMN Healthcare Services, Inc.

Adjusted EBITDA Reconciliation

(dollars in thousands)

(unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2005	2004	% Chg	2005	2004	% Chg
Net income	$6,977	$4,534	53.9%	$22,234	$17,346	28.2%
Adjustments:
Interest expense, net	4,567	1,786		9,565	8,440
Income tax expense	4,973	2,605		14,931	10,553
Depreciation and amortization	2,162	1,411		6,179	5,837

Non-cash stock-based compensation	21	95		142	750

Adjusted EBITDA (1)	$18,700	$10,431	79.3%	$53,051	$42,926	23.6%

(1)	Adjusted EBITDA represents net income plus interest expense (net of investment income), income taxes, depreciation and amortization and non-cash stock-based compensation expense. Management presents adjusted EBITDA because it believes that adjusted EBITDA is a useful supplement to net income as an indicator of operating performance. Management believes that adjusted EBITDA is an industry-wide financial measure that is useful both to management and investors when evaluating the company’s performance and comparing the company’s performance with the performance of competitors. Management also uses adjusted EBITDA for planning purposes. Management uses adjusted EBITDA to evaluate the company’s performance because it believes that adjusted EBITDA more accurately reflects the company’s results, as it excludes certain items, in particular non-cash stock-based compensation charges, that management believes are not indicative of the company’s operating performance. However, adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating or net income as an indicator of operating performance, and it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). As defined, adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. While management believes that some of the items excluded from adjusted EBITDA are not indicative of the company’s operating performance, these items do impact the income statement, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income.

AMN Healthcare Services, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2005	September 30, 2005 (1)	December 31, 2004 (1)
Assets
Current assets:
Cash and cash equivalents	$19,110	$14,739	$3,908
Accounts receivable, net	154,926	107,484	108,825
Deferred income taxes, net	31,305	1,772	1,210
Other current assets	22,922	13,001	13,462

Total current assets	228,263	136,996	127,405
Fixed assets, net	20,164	18,393	17,833
Goodwill, net	240,844	135,959	135,449
Deferred income taxes, net	—	—	508
Intangible and other assets	129,116	6,516	5,765

Total assets	$618,387	$297,864	$286,960

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$19,092	$7,680	$8,309
Accrued compensation and benefits	32,208	25,956	24,595
Current portion of notes payable	10,250	4,355	4,863
Deferred revenue	7,610	—	—
Other current liabilities	59,018	1,912	2,234

Total current liabilities	128,178	39,903	40,001
Notes payable, less current portion	194,750	83,475	96,860
Deferred income taxes, net	65,132	3,598	—
Other long-term liabilities	37,127	17,257	13,323

Total liabilities	425,187	144,233	150,184

Stockholders’ equity	193,200	153,631	136,776

Total liabilities and stockholders’ equity	$618,387	$297,864	$286,960

(1)	Certain amounts in the condensed consolidated balance sheet as of September 30, 2005 and December 31, 2004 have been reclassified to conform to the December 31, 2005 presentation.

AMN Healthcare Services, Inc.

Condensed Consolidated Cash Flow Statement

(in thousands)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Net cash provided by (used in) operating activities	$15,894	$(1,778)	$44,090	$39,038
Net cash used in investing activities	(111,859)	(1,070)	(115,326)	(5,061)
Net cash provided by (used in) financing activities	100,417	(2,499)	86,520	(34,748)
Effect of exchange rates on cash	(81)	48	(82)	(8)

Net increase in cash and cash equivalents	4,371	(5,299)	15,202	(779)
Cash and cash equivalents at beginning of period	14,739	9,207	3,908	4,687

Cash and cash equivalents at end of period	$19,110	$3,908	$19,110	$3,908

AMN Healthcare Services, Inc.

Reconciliation of GAAP Based Diluted Earnings Per Share to

Adjusted Non-GAAP Based Diluted Earnings Per Share

(unaudited)

	Quarter Ended December 31, 2005	Year Ended December 31, 2005
GAAP based diluted earnings per share	$0.21	$0.69
Adjustments:
Deferred financing costs	0.02	0.02
Imputed interest expense	0.01	0.01

	0.03	0.03
Adjusted non-GAAP based diluted earnings per share	$0.24	$0.72

Use of Adjusted Non-GAAP Financial Information:

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States of America (GAAP), the company is providing this reconciliation to reflect the adjusted diluted earnings per share effect of the write-off of deferred financing costs and imputed interest expense related to recording the deferred portion of purchase price at present value for the company’s acquisition of MHA.

The Company believes that the adjusted diluted earnings per share information presented above provides useful information to both management and investors concerning the impact of the adjustments. The Company also believes that including the effect of these items in diluted earnings per share for the periods presented allows management and investors to better compare the company’s financial performance from period-to-period, and to better compare the company’s financial performance with that of its competitors. The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with GAAP.

12